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                                                                                                                   EXHIBIT 12

                                                THE BEAR STEARNS COMPANIES INC.
                                   STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                                          FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                               (In thousands, except for ratio)

                               Six Months Ended                                   Fiscal Year Ended
                        ---------------------------     -------------------------------------------------------------------

                         December 31,   December 31,     June 30,      June 30,       June 30,       June 30,       June 30,
                             1993           1992           1993          1992           1991           1990           1989
                        ------------    ------------    ----------    ----------    -----------    -----------    -----------

 Earnings before
   taxes on income      $     409,906   $     219,397   $  614,398    $   507,625   $   229,501    $   192,532    $   287,383
                         ------------    ------------    ---------     ----------   -----------    -----------    -----------
 Add: Fixed Charges
   Interest                   434,458         343,058      710,086        834,859     1,141,029      1,217,212      1,089,879
   Interest factor
     in rent                   10,624          10,066       20,084         20,874        18,715         18,999         18,798
   Preferred stock
     dividends                 20,616           2,429       12,245          5,566         6,169          7,244         14,923
                         ------------    ------------   ----------     ----------   -----------    -----------    -----------

   Total fixed
     charges and
     Preferred stock
     dividends                465,697         355,553      742,415        861,299     1,165,913      1,243,455      1,123,600
                         ------------    ------------   ----------     ----------   -----------    -----------    -----------
 Earnings before
   fixed charges,
   Preferred stock
   dividends and
   taxes on income      $     875,603   $     574,950   $1,356,813    $ 1,368,924   $ 1,395,414    $ 1,435,987    $ 1,410,983
                         ============    ============   ==========     ==========   ===========    ===========    ===========

 Ratio of earnings
   to combined fixed
   charges and
   preferred stock
   dividends                      1.9             1.6          1.8            1.6           1.2            1.2            1.3
                         ============    ============   ==========     ==========   ===========    ===========    ===========


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